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                                                                     Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), is made as of June 12, 2001, between Microtest, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of April 4, 2001 (the "Agreement");

                  WHEREAS, the Company has delivered to the Rights Agent an appropriate certificate pursuant to Section 27 of the Agreement; and

                  WHEREAS, in accordance with Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. AMENDMENTS TO SECTION 1.

                  Section 1 of the Agreement is hereby amended as follows:

                  (a) The definition of "Acquiring Person" is amended by inserting the following sentence at the end of such definition:

                  "Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or their Affiliates or Associates, either individually or as a group, shall become an Acquiring Person by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendment thereof approved in advance by the Board of Directors of the Company, the consummation of the transactions contemplated thereby in accordance with the provisions thereof or any announcement of the same or (b) the announcement or consummation of the Offer (as defined in the Merger Agreement)."

                  (b] The following is added at the end of Section 1:

                  "The following additional terms have the meanings indicated:
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                  "Merger" shall mean the merger of Purchaser with and into the
                  Company in accordance with the General Corporation Law of the State of Delaware upon the terms and subject to the conditions set forth in the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement & Plan of Merger, dated as of June 12, 2001, by and among Parent, Purchaser and the Company (as such agreement may be amended from time to time in accordance with its terms).

                  "Parent" shall mean Danaher Corporation, a Delaware corporation.

                  "Purchaser" shall mean Phoenix Acquisition Corp., a Delaware corporation."

         SECTION 2. EXPIRATION DATE.

                  Section 7(a) of the Agreement is hereby amended by deleting the word "or" that appears immediately prior to the symbol "(iii)", deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

                  ", or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), whereupon the Rights shall expire (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date")."

         SECTION 3. NEW SECTION 35.

                  The following is added as a new Section 35 of the Agreement to read in its entirety as follows:

                  "Section 35. Exception for Merger Agreement and Offer.

                  Notwithstanding any provision in this Agreement to the contrary, (i) no Distribution Date, no Shares Acquisition Date and no Triggering Event shall occur, (ii) none of Parent, Purchaser or any of their Affiliates or Associates, either individually or as a group, shall become an Acquiring Person,
                  (iii) no Rights shall
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                  become exercisable pursuant to Section 7 or any other
                  provision of this Agreement, and (iv) no holder of any Rights shall be entitled to any rights pursuant to Sections 3(a), 7(a), 11(a) or 13 or any other provision of this Agreement, in any such case, by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendment thereof approved in advance by the Board of Directors of the Company, the consummation of the transactions contemplated thereby in accordance with the provisions thereof or any announcement of the same or (b) the announcement or consummation of the Offer (as defined in the Merger Agreement)."

         SECTION 4. SEVERABILITY.

                  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 5. GOVERNING LAW.

                  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         SECTION 6. COUNTERPARTS.

                  This Amendment may be executed in any number of counterparts (including by telecopy) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         SECTION 7. EFFECT OF AMENDMENT.

                  When executed by the Company, this Amendment shall be deemed effective as of the date first-written above as if executed on such date. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.

                               Microtest, Inc.



                               By: /s/ Vincent C. Hren
                                  -----------------------------------------
                                  Name:      Vincent C. Hren
                                  Title:     President & Chief Executive Officer




                                 AMERICAN STOCK TRANSFER &
                                 TRUST COMPANY, as Rights Agent


                               By: /s/ Herbert J. Lemmer
                                  ----------------------------------------------
                                  Name:      Herbert J. Lemmer
                                  Title:     Vice President